Exhibit 99.1

UFP TECHNOLOGIES, INC.	Tel. 978-352-2200
172 East Main Street	www.ufpt.com
Georgetown, MA 01833 – USA	Contact: Ron Lataille

FOR IMMEDIATE RELEASE
August 8, 2007

UFP TECHNOLOGIES ANNOUNCES RECORD Q2 2007 RESULTS

Georgetown, Mass., August 8, 2007.  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported net income of $977,000 or $0.17 per diluted common share outstanding for its second quarter ended June 30, 2007, compared to net income of $701,000 or $0.13 per diluted common share outstanding for the second quarter of 2006.  Sales for the quarter were $23.2 million compared to 2006 second quarter sales of $24.5 million.  For the six-month period ended June 30, 2007, the Company reported a profit of $1.5 million or $0.26 per diluted common share outstanding, compared to $1.3 million or $0.24 per diluted common share outstanding in the same period last year.  Sales for the six-month period ended June 30, 2007 were $45.2 million compared to 2006 sales of $48.7 million.

“I am very pleased with the solid improvement in our bottom line results; 17 cents per share represents our highest quarterly profit to date,” said R. Jeffrey Bailly, Chairman, CEO, and President.  “Our cost reduction initiatives and increased manufacturing efficiencies, combined with an improved book of business, fueled strong improvement in our gross margin and a 39% increase in net income. Softer demand in the automotive market was the primary cause of the dip in sales; however, our pipeline of new sales opportunities remains strong.”

“Our balance sheet continues to grow stronger, with over $2 million in cash and a declining debt balance,” Bailly continued.  “This gives us a solid platform to continue to invest in growth opportunities, including innovative new products and promising acquisition candidates.”

UFP Technologies is a leading designer and manufacturer of interior protective packaging solutions using molded fiber, vacuum-formed plastics, and molded and fabricated foam plastics.  The Company also designs and manufactures engineered component solutions using laminating, molding, and fabricating technologies.  The Company primarily serves the automotive, computers and electronics, medical, aerospace and defense, consumer, and industrial markets.

This news release contains forward-looking information that involves risks and uncertainties, including statements about  operating results in 2007, the Company’s strategies for growth and the Company’s sales opportunities.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including risks associated with the identification of suitable acquisition candidates and the successful, efficient execution and integration of such acquisitions, risks that the Company’s sales and marketing efforts will not be successful, the risk of lack of acceptance by current and potential new customers of the Company’s product offerings, recent increases and possible further increases in the cost of the Company’s raw materials and energy that the Company may not be able to pass through to its customers, risks associated with the current volatility in the automotive industry, other economic conditions that affect sales of the products of the Company’s customers, the ability of the Company to obtain new customers, the ability of the Company to achieve positive results due to competition, decisions by customers to cancel or defer orders for their products that previously had been accepted, evolving customer requirements, difficulties associated with the roll-out of new products, the costs of compliance with Sarbanes-Oxley related requirements, general economic and industry conditions and other factors. Accordingly, actual results may differ materially. Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q. The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income

($ in thousands, except Per Share Data)

Unaudited

	Three Months Ended		Six Months Ended
	30-Jun-07	30-Jun-06	30-Jun-07	30-Jun-06
Net sales	$23,180	$24,534	$45,193	$48,675
Cost of sales	17,395	19,245	34,808	38,507
Gross profit	5,785	5,289	10,385	10,168
SG&A	4,058	3,872	7,671	7,529
Operating income	1,727	1,417	2,714	2,639
Interest expense, other income & expenses	151	289	297	584
Income before income taxes	1,576	1,128	2,417	2,055
Income taxes	599	427	919	781
Net income	$977	$701	$1,498	$1,274

Weighted average shares outstanding	5,290	4,974	5,248	4,924
Weighted average diluted shares outstanding	5,861	5,568	5,793	5,415
Per Share Data
Net income per share outstanding	$0.18	$0.14	$0.29	$0.26
Net income per diluted share outstanding	$0.17	$0.13	$0.26	$0.24

Consolidated Condensed Balance Sheets

($ in thousands)

	30-Jun-07	31-Dec-06
	(unaudited)
Assets:
Current assets	$22,583	$20,374
Net property, plant, and equipment	10,021	10,137
Other assets	8,003	8,526
Total assets	$40,607	$39,037
Liabilities and stockholders’ equity:
Current liabilities	$11,167	$12,138
Long-term debt	6,999	6,921
Other liabilities	1,403	1,353
Total liabilities	$19,569	$20,412
Total stockholders’ equity	21,038	18,625
Total liabilities and stockholders’ equity	$40,607	$39,037